FOR IMMEDIATE RELEASE	NEWS

March 28, 2006	OTCBB: LFLT

LIFELINE THERAPEUTICS, INC. AND MYMEDLAB, INC.
PROVIDE A TBARS LABORATORY TEST FOR OXIDATIVE STRESS

DENVER, Colorado – Lifeline Therapeutics, Inc. (OTCBB: LFLT), maker of Protandim®, a patent-pending dietary supplement that increases the body’s natural antioxidant defenses, today announced its “Partnership in Wellness” with MyMedLab, Inc., a Direct-to-Consumer service for medical lab tests.

Lifeline’s product, Protandim®, has been shown in a clinical trial to dramatically reduce the body’s cellular damage, known as oxidative stress. Oxidative stress is caused by the release of free radicals and the inability of the cells to adequately detoxify and prevent free radical accumulation. Oxidative stress is associated with more than 100 diseases, as presented in over a thousand peer-reviewed, published, scientific papers. Examples of areas where oxidative stress appears to play a role, based on these scientific papers, include heart disease, diabetes, and cancer. Protandim® activates the body’s ability to produce more of its own antioxidant enzymes, allowing the body to naturally fight the damaging effects of free radicals – from the inside out.

MyMedLab, through its nationwide network of medical labs, provides consumers with a convenient approach to medical testing of the effects of Protandim® on oxidative stress. Consumers will be able to purchase TBARS tests directly online through both companies’ websites (www.protandim.com and www.MyMedLab.com), and then visit one of the 1,100 Patient Service Centers nationwide for the sample collection process. MyMedLab’s TBARS test will determine the levels of oxidative stress and help consumers evaluate the effectiveness of Protandim® at reducing them.

The blood test will measure thiobarbituric acid reactive substances (TBARS), which are the indicators of oxidative stress. There are two testing options: the first consists of one blood test for existing Protandim® customers, and the second includes two blood tests — a baseline test (before Protandim®) and a 30-day evaluation to measure the effectiveness of Protandim® at lowering TBARS levels.

“As part of our “Partnership in Wellness”, we are proud to team with MyMedLab to provide consumers with a tool that helps them to be actively involved in their own health care,” said Stephen K. Onody, Chief Executive Officer of Lifeline Therapeutics. “Now consumers can measure their own cellular health and take action against oxidative stress with Protandim®, which has been scientifically proven to elevate levels of crucial antioxidant enzymes. We are looking forward to our customers ‘Putting Protandim® to the Test’.”

“We are excited to work with Lifeline Therapeutics to help consumers be more active in their care,” said David Clymer, CEO of MyMedLab. “We share the common goal of educating consumers about their health.”

About Protandim®

Protandim® is a patent-pending dietary supplement that increases the body’s natural antioxidant protection by inducing two protective enzymes, superoxide dismustase (SOD) and catalase (CAT). These naturally occurring enzymes simply become overwhelmed by free radicals as we get older. Oxidative stress (cell damage caused by free radicals) occurs as a person ages, when subjected to environmental stresses or as an associated factor in certain illnesses. TBARS are laboratory markers for oxidative stress in the body. New data from a scientific study in men and women show that after 30 days of taking Protandim®, the level of circulating TBARS decreased an average of 40 percent, with this decrease shown to be maintained at 120 days. Protandim® strengthens a person’s defenses against oxidative stress by increasing the body’s natural antioxidant enzymes. For more information, please visit the Protandim® product web site at www.protandim.com.

About Lifeline Therapeutics, Inc.

Lifeline Therapeutics, Inc. markets Protandim®. Lifeline Therapeutics is committed to helping people achieve health and wellness for life. For more information, please visit the Company’s web site at www.lifelinetherapeutics.com.

About MyMedLab, Inc.

MyMedLab is a Direct-to-Consumer service for medical lab tests, providing over 1,500 different tests to patients in the US and around the world through MyMedLab.com. MyMedLab provides convenient, affordable, and high quality diagnostic testing services online for physicians and patients. For more information, please visit www.MyMedLab.com.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable common law. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences include the Company’s limited cash flow and the rapid development of technology, lack of liquidity for the Company’s common stock, working capital shortages, the length of time for scientific advances to reach the market (if they ever reach the market), among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in the Company’s filings with the Securities and Exchange Commission.

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CONTACTS:

Lifeline Therapeutics Inc.
Stephen K. Onody, CEO	Telephone:	720-488-1711
Gerald J. Houston, CFO	Fax:	303-565-8700
Media: LeGrand Hart for Lifeline Therapeutics, Inc.
Erin Ragan or Hannah Shawcross	Telephone:	303-298-8470
eragan@legrandhart.com or hshawcross@legrandhart.com